EXHIBIT 99.1

Consolidated Communications Reports First Quarter 2016 Results

  Delivered a strong quarter of data connection adds with an increase of 3,500
  Increased year over year commercial and carrier data and transport services by 6.4%
  Generated $59.5 million in cash from operations, an increase of 13.6% year over year
  Announced the agreement to acquire fiber-based Champaign Telephone Company

MATTOON, Ill., May 05, 2016 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the “Company”) reported results for the first quarter 2016.

First quarter financial summary:

  Revenue was $188.8 million.
  Net cash from operations was $59.5 million.
  Adjusted EBITDA was $78.6 million.
  Dividend payout ratio was 61.4%.

“We kicked off 2016 with another solid quarter led by growth in our business and broadband services,” said Bob Udell, President and Chief Executive Officer.  “We continue to see strong demand for high-bandwidth data services, and with our extensive fiber network, we are well positioned to take advantage of the growth.”

“On April 18th, we announced the agreement to acquire Champaign Telephone Company (CTC).  CTC provides communication services to businesses and enterprises over its fiber network throughout the Champaign-Urbana, IL area.  This is a growing market, underpinned by education and healthcare.  The acquisition fits very well with our strategic focus on increasing our fiber footprint into growth areas and delivering fiber-based products and services,” Udell concluded.

The Company also previously announced that it has agreed to the sale of its rural independent local exchange company (ILEC) in northwest Iowa to Premier Communications and Winnebago Cooperative Telephone Association. The sale would be an all cash transaction valued at approximately $22.5 million, before contractual adjustments.  The ILEC produced approximately $7.0 million in revenue last year.  The transaction is subject to standard closing conditions, including regulatory approvals, and is expected to close in the third quarter.

Financial Results for the First Quarter

  Total revenues were $188.8 million, compared to $192.6 million for the same period last year.  Excluding revenue from our equipment sales and service, and revenue associated with the October 2015 sale of the Enventis third party billing platform, revenues were $179.2 million, compared to $180.6 million for the first quarter of 2015.  Strong growth in strategic sales channels offset declines in voice services, subsidies and network access revenues.
  Income from operations was $24.3 million, compared to $26.7 million in the first quarter of 2015.  The decline is primarily attributable to lower revenue and higher depreciation expense.
  Interest expense, net improved by $2.1 million to $18.6 million from $20.7 million for the same period last year.  The improvement is primarily due to the use of proceeds from the add-on we completed in June of 2015 to our 6.5% senior notes due 2022.  We used certain of the proceeds to redeem the entire remaining portion of our then-outstanding 10 7/8% senior notes.
  Other income, net was $7.2 million, compared to $6.4 million for the same period in 2015.  The first quarter of last year included a non-cash impairment loss of $0.9 million for our investment in Central Valley Independent Network, LLC that was subsequently sold in the second quarter of 2015.
  Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release.  Adjusted diluted net income per share was $0.19 for the current quarter, compared to $0.20 the same period last year.
  Cash distributions from our Verizon Wireless partnerships were $6.8 million compared to $7.1 million for the first quarter of 2015.
  Adjusted EBITDA was $78.6 million compared to $79.7 million for the same period in 2015.
  The total net debt to last twelve month adjusted EBITDA ratio improved to 4.19x.

Cash Available to Pay Dividends
For the quarter, cash available to pay dividends, or CAPD, was $31.8 million, and the dividend payout ratio was 61.4%.  At March 31, 2016, cash and cash equivalents were $24.5 million.  Capital expenditures for the quarter were $28.7 million.

Financial Guidance
The Company is reiterating its full year 2016 guidance as outlined below.

	2016 Guidance	2015 Results

Cash Interest Expense	$73.0 million to $75.0 million	$76.9 million
Cash Income Taxes	$1.0 million to $3.0 million	$1.8 million
Capital Expenditures	$125.0 million to $130.0 million	$133.9 million

Dividend Payments
On May 2, 2016, the Company’s board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on August 1, 2016 to stockholders of record at the close of business on July 15, 2016.  This will represent the 44th consecutive quarterly dividend paid by the Company.

Conference Call Information
The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss first quarter earnings and developments with respect to the Company.  The live webcast and replay can be accessed from the “Investor Relations” section of the company’s website at http://ir.consolidated.com.  The live conference call dial-in number is 1-877-374-3981 with conference ID 85995132.  A telephonic replay of the conference call will be available through May 12, 2016 and can be accessed by calling 1-855-859-2056.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “EBITDA”, “adjusted EBITDA”, “cash available to pay dividends” and the related “dividend payout ratio”, “total net debt to last twelve month adjusted EBITDA coverage ratio”, “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders”, all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated
Consolidated Communications Holdings, Inc. is a leading communications provider within its 11-state operations. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. The Company leverages its advanced fiber optic network to offer a wide range of solutions including:  High-Speed Internet, Data and Ethernet solutions, Digital TV, Voice, managed and cloud services and wireless backhaul.

Safe Harbor
The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to shareholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

- Tables Follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)
	March 31,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$24,461	$15,878
Accounts receivable, net	63,477	68,848
Income tax receivable	18,760	23,867
Prepaid expenses and other current assets	21,109	17,815
Total current assets	127,807	126,408

Property, plant and equipment, net	1,081,323	1,093,261
Investments	106,002	105,543
Goodwill	764,630	764,630
Other intangible assets	40,260	43,497
Other assets	6,059	5,187
Total assets	$2,126,081	$2,138,526

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,854	$12,576
Advance billings and customer deposits	27,955	27,616
Dividends payable	19,623	19,551
Accrued compensation	17,414	21,883
Accrued interest	17,496	9,353
Accrued expense	40,598	42,384
Current portion of long-term debt and capital lease obligations	11,016	10,937
Total current liabilities	144,956	144,300

Long-term debt and capital lease obligations	1,375,945	1,377,892
Deferred income taxes	236,786	236,529
Pension and other post-retirement obligations	111,545	112,966
Other long-term liabilities	16,567	16,140
Total liabilities	1,885,799	1,887,827

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 50,654,989 and 50,470,096, shares outstanding
as of March 31, 2016 and December 31, 2015, respectively	506	505
Additional paid in capital	269,988	281,738
Retained earnings (deficit)	-	(881)
Accumulated other comprehensive loss, net	(35,301)	(35,699)
Noncontrolling interest	5,089	5,036
Total shareholders' equity	240,282	250,699
Total liabilities and shareholders' equity	$2,126,081	$2,138,526

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Net revenues	$188,846	$192,578
Operating expenses:
Cost of services and products	79,720	79,892
Selling, general and administrative
expenses	40,676	42,385
Depreciation and amortization	44,140	43,556
Income from operations	24,310	26,745
Other income (expense):
Interest expense, net of interest income	(18,646)	(20,674)
Other income, net	7,211	6,384
Income before income taxes	12,875	12,455
Income tax expense	4,973	4,626
Net income	7,902	7,829

Less: net income attributable to noncontrolling interest	53	19

Net income attributable to common shareholders	$7,849	$7,810

Net income per basic and diluted common share
attributable to common shareholders	$0.15	$0.15

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
OPERATING ACTIVITIES
Net income	$7,902	$7,829
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	44,140	43,556
Cash distributions from wireless partnerships in excess of/(less than) earnings	(233)	358
Non- cash stock-based compensation	892	813
Amortization of deferred financing	794	943
Other adjustments, net	(116)	686
Changes in operating assets and liabilities, net	6,162	(1,781)
Net cash provided by operating activities	59,541	52,404
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(28,688)	(32,552)
Proceeds from sale of assets	14	29
Net cash used in investing activities	(28,674)	(32,523)
FINANCING ACTIVITIES
Proceeds on issuance of long-term debt	-	20,000
Payment of capital lease obligation	(387)	(222)
Payment on long-term debt	(2,275)	(17,275)
Share repurchases for minimum tax withholding	(71)	(214)
Dividends on common stock	(19,551)	(19,510)
Net cash (used)/provided by financing activities	(22,284)	(17,221)
Net change in cash and cash equivalents	8,583	2,660
Cash and cash equivalents at beginning of period	15,878	6,679
Cash and cash equivalents at end of period	$24,461	$9,339

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Q1'15	Q2'15	Q3'15	Q4'15	Q1'16
Commercial and carrier:
Data and transport services (includes VoIP)	$46,160	$46,156	$47,198	$47,969	$49,112
Voice services	26,055	26,213	25,463	25,288	25,025
Other	2,596	2,841	3,208	3,621	2,624
	74,811	75,210	75,869	76,878	76,761
Consumer:
Broadband (VoIP, Data and Video)	53,725	54,051	52,956	52,863	54,559
Voice services	15,556	15,120	15,143	14,829	14,491
	69,281	69,171	68,099	67,692	69,050

Equipment sales and service	10,853	19,309	14,759	10,080	9,640
Subsidies	14,392	14,516	13,905	13,524	13,074
Network access	18,294	17,949	16,912	16,563	16,813
Other products and services	4,947	4,855	4,414	3,454	3,508
Total operating revenue	$192,578	$201,010	$193,958	$188,191	$188,846

* Prior period revenues reflect a reclass of certain revenue from network access to commercial and carrier data and transport.
Total revenues have not changed.

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net income	$7,902	$7,829
Add (subtract):
Income tax expense	4,973	4,626
Interest expense, net	18,646	20,674
Depreciation and amortization	44,140	43,556
EBITDA	75,661	76,685

Adjustments to EBITDA (1):
Other, net (2)	2,474	1,539
Investment income (accrual basis)	(7,197)	(6,441)
Investment distributions (cash basis)	6,796	7,079
Non-cash compensation (3)	892	813

Adjusted EBITDA	$78,626	$79,675

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(3) Represents certain expenses associated with integrating and restructuring the Texas, Illinois and
Pennsylvania businesses.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended
March 31, 2016

Adjusted EBITDA	$78,626

- Cash interest expense	(18,223)
- Capital expenditures	(28,688)
- Cash income taxes	133

Cash available to pay dividends	$31,848

Dividends Paid	$19,551
Payout Ratio	61.4%

Note: The above calculation excludes the principal payments
on the amortization of our debt

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan, net of discount $3,185	$886,340
Revolving loan	10,000
Senior unsecured notes due 2022, net of discount $4,749	495,251
Capital leases	7,193
Total debt as of March 31, 2016	$1,398,784
Less cash on hand	(24,461)
Total net debt as of March 31, 2016	$1,374,323

Adjusted EBITDA for the last
twelve months ended March 31, 2016	$327,853

Total Net Debt to last twelve months
Adjusted EBITDA	4.19x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar 31,	Mar 31,
	2016	2015
Net income (loss)	$7,902	$7,829
Transaction and severance related costs, net of tax	1,019	1,344
Impairment charge for CVIN investment, net of tax	-	526
Non-cash stock compensation, net of tax	548	511
Adjusted net income	$9,468	$10,211

Weighted average number of shares outstanding	50,289	50,148

Adjusted diluted net income per share	$0.19	$0.20

* Calculations above assume a 38.6% and 37.1% effective tax rate for the three months ended
March 31, 2016 and 2015, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	31-Mar-16	31-Dec-15	% Change in Qtr	31-Mar-15	% Change yoy

Voice Connections	478,035	482,735	(1.0%)	498,121	(4.0%)

Data and Internet Connections	459,597	456,100	0.8%	446,621	2.9%

Video Connections	114,485	117,882	(2.9%)	123,208	(7.1%)

Business and Broadband as % of total revenue	80.7%	80.4%	0.4%	78.8%	2.4%

Fiber route network miles (long-haul and metro)	13,812	13,717	0.7%	13,038	5.9%

On-net buildings	5,224	5,163	1.2%	4,804	8.7%

Consumer Customers	265,428	268,934	(1.3%)	274,484	(3.3%)

Consumer ARPU	$86.72	$83.90	3.4%	$84.13	3.1%

Note:
BB% includes commercial/carrier, equipment sales and service, directory, consumer broadband and special access

Company Contact:
Matt Smith
Treasurer and VP of Finance & IR
217-258-2959
matthew.smith@consolidated.com